Exhibit 23.2
[Letterhead of KPMG LLP]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
General Growth Properties, Inc.
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2006, with respect to the consolidated balance sheets of GGP/Homart, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, our report dated March 17, 2006, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, members’ capital and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 17, 2006, with respect to the consolidated balance sheet of GGP-TRS L.L.C. and subsidiaries as of December 31, 2005, and the related consolidated statement of operations, changes in members’ capital and cash flows for the year then ended, which reports appear in the December 31, 2005 Annual Report on Form 10-K of General Growth Properties, Inc. dated March 31, 2006. We consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.
/s/ KPMG LLP
Chicago, Illinois
December 12, 2006